Exhibit 5.8

May, 9 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	Outback & Carrabba’s of New Mexico, Inc.

Ladies and Gentlemen:

We have acted as special local counsel in the State of New Mexico (the “State”) to Outback & Carrabba’s of New Mexico, Inc., a New Mexico corporation (“Subsidiary Guarantor”), for the purpose of rendering this opinion in connection with (i) the proposed issuance by OSI Restaurant Partners, LLC, a Delaware corporation (the “Company”), and OSI Co-Issuer, Inc., a Delaware corporation (together with the Company, the “Co-Issuers”), in the exchange offer (the “Exchange Offer”) of $550,000,000.00 aggregate principal amount of 10% Senior Notes due 2015 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Co-Issuers’ outstanding 10% Senior Notes due 2015 (the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by Subsidiary Guarantor and (iii) the preparation of the registration statement on Form S-4 filed by the Co-Issuers with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.

We understand that the Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”), dated as of June 14, 2007, between the Co-Issuers, the Guarantors named therein (including Subsidiary Guarantor) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.

This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

OSI Restaurant Partners, LLC OSI Co-Issuer, Inc. May 9, 2008 Page 2

In connection with the opinions expressed herein, we have examined copies of the following documents:

(a) the Indenture and the Exchange Guarantee included in the Indenture; and

(b) the Joinder Agreement, dated as of June 14, 2007, executed by Subsidiary Guarantor (the “Joinder Agreement”).

We have also examined:

(c) Certificates of the secretary of Subsidiary Guarantor dated June 14, 2007 and May 9, 2008 as to (i) certain factual matters, (ii) the organizational documents of Subsidiary Guarantor, and (iii) resolutions of the board of directors of Subsidiary Guarantor, certified to us as having been adopted on June 14, 2007 and as being currently in effect, approving, among other things, the Exchange Guarantee (the “Officer’s Certificates”);

(d) copies of the Articles of Incorporation of Subsidiary Guarantor as of June 14, 2007, certified to us in the Officer’s Certificates as being true, complete and in effect on the date hereof; and

(e) copies of the Bylaws of Subsidiary Guarantor as of June 14, 2007, certified to us in the Officer’s Certificates as being true, completed and in effect on the date hereof.

We have conducted such inquiries and examinations of law as we deem necessary or appropriate for rendering this opinion. As to factual matters, we have relied upon and assumed the truthfulness and accuracy of the certifications made in the Officer’s Certificates and the Indenture. We do not represent Subsidiary Guarantor on a regular basis and there may exist matters of a factual nature that could have a bearing on our opinion with respect to which we have not been consulted, or of which we are otherwise unaware.

Except as described above, we have not reviewed any documents other than those documents listed in items (a) through (e), and have not conducted any examination of any public records, and the opinions rendered herein are limited accordingly. The opinions expressed herein relate solely to the Exchange Guarantee and not to any other documents, agreements, instruments, or exhibits attached to, referred to in, or incorporated by reference into any the Exchange Guarantee or the Indenture.

In rendering our opinion, we have assumed (a) the genuineness of all signatures on all documents and instruments; (b) the authenticity of documents submitted to us as originals; and (c) the conformity to the originals of all documents submitted to us as certified, conformed, or photostatic copies.

OSI Restaurant Partners, LLC OSI Co-Issuer, Inc. May 9, 2008 Page 3

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, it is our opinion that the execution, delivery and performance of the Exchange Guarantee by Subsidiary Guarantor has been duly authorized by all requisite corporate action of Subsidiary Guarantor.

Our opinions are based upon State laws as of this date and upon facts now known to us; we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter.

The opinions expressed in this letter are strictly limited to the matters stated herein, and no other opinions may be implied. This opinion is provided as a legal opinion only, effective as of the date of this letter, and not as representations of fact. We understand that the addressees have made such independent investigations of the facts as the addressees deemed necessary, and that the determination of the extent of those investigations of fact that are necessary has been made independent of this opinion letter.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Holland & Hart LLP

HOLLAND & HART, LLP